UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
November 18, 2020
Date of Report (Date of earliest event reported)

lululemon athletica inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33608	20-3842867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1818 Cornwall Avenue
Vancouver, British Columbia
Canada, V6J 1C7
(Address of principal executive offices, including Zip Code)
Registrant's telephone number, including area code: (604) 732-6124

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.005 per share	LULU	Nasdaq Global Select Market
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
On November 18, 2020, the board of directors of lululemon athletica inc. appointed Kourtney Gibson as a member of the board of directors. Ms. Gibson is president of Loop Capital Markets, an investment banking and brokerage firm, where she started as an intern 20 years ago. Ms. Gibson received an M.B.A. from the Kellogg School of Management at Northwestern University. She is on the board of MarketAxess Holdings Inc., a global financial technology company (Nasdaq:MKTX). She also sits on the board of trustees at the University of Miami and Viterbo University as well as serves on the boards of the Dibia Dream Foundation and Chicago Scholars Foundation. Ms. Gibson is a member of the Economic Club of Chicago and the Treasury Market Practices Group sponsored by the Federal Reserve Bank of New York. Ms. Gibson’s experience will further strengthen the financial expertise and acumen of the board.
The board of directors increased the size of the board from ten to eleven members and appointed Ms. Gibson as a Class I director to fill the newly-created vacancy. Although Ms. Gibson will serve as a member of the class of directors whose terms expire at the 2023 annual meeting of stockholders, our stockholders will have the opportunity to vote on her nomination as a continuing Class I director at the next annual meeting of stockholders.
Ms. Gibson will receive compensation for her service as a director consistent with that of our other non-employee directors. A description of our standard compensation arrangements for non-employee directors is included in our proxy statement filed with the SEC on April 20, 2020. We expect Ms. Gibson to enter into our standard form indemnification agreement for non-employee directors, the form of which is filed with the SEC as Exhibit 10.16 to our registration statement on Form S-1, dated July 9, 2007.

On November 20, 2020, we announced that our board of directors has appointed Meghan Frank as lululemon’s chief financial officer, effective November 23, 2020. Ms. Frank joined lululemon in 2016 as our SVP, financial planning and analysis, and has served as our interim co-finance lead since April 2020. Prior to joining lululemon, she was the VP, merchandise planning, at Ross Stores and before that, she was at J.Crew from 2006 to 2015, mostly recently as VP, Financial Planning and Analysis.

In connection with Ms. Frank’s appointment as CFO, we entered into an employment agreement with Ms. Frank under which she will receive an annual base salary of USD $550,000 and will be eligible to receive an annual target performance bonus of 75% of her base salary for the applicable fiscal year, if specified financial performance and individual performance goals are met for that year. Ms. Frank’s employment may be terminated by her or by us at any time, with or without cause. In the event Ms. Frank voluntarily resigns or we terminate her employment for cause, she will receive only her base salary then in effect and benefits earned and payable as of the date of termination. In the event we terminate Ms. Frank’s employment without cause, subject to her compliance with the surviving terms of the employment agreement and a non-compete, non-solicitation and non-disparagement agreement and execution of a full release of claims, in addition to the amounts described above, Ms. Frank will be entitled to severance equal to 15 months of her then-current base salary.

The foregoing description of the principal terms of Ms. Frank’s employment agreement is qualified in its entirety by reference to the employment agreement, a copy of which will be filed with our quarterly report on Form 10-Q for the quarterly period ended November 1, 2020.

Item 9.01.	Financial Statements and Exhibits.
 (d) Exhibits.

Exhibit No.	Description

99.1	Press release issued on November 19, 2020.
99.2	Press release issued on November 20, 2020.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

lululemon athletica inc.

Dated: November 20, 2020	/s/ CALVIN MCDONALD
Calvin McDonald
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued on November 19, 2020.
99.2	Press release issued on November 20, 2020.